Exhibit 99.1

CONTACT:	John Hyre, Investor Relations Commercial Vehicle Group, Inc. (614) 289-5157
FOR IMMEDIATE RELEASE
COMMERCIAL VEHICLE GROUP REPORTS
THIRD QUARTER 2010 RESULTS
NEW ALBANY, OHIO, November 3, 2010 – Commercial Vehicle Group, Inc. (Nasdaq: CVGI) today reported revenues of $150.9 million for the third quarter of 2010, compared to revenues of $110.8 million for the third quarter of 2009. Operating income for the third quarter of 2010 was $5.1 million compared to an operating loss of ($7.8) million for the third quarter of 2009. Net income was $1.1 million for the quarter, or $0.04 per diluted share, compared to a net loss of ($15.9) million, or ($0.73) per diluted share, in the prior-year quarter. Fully diluted shares outstanding for the quarter were 28.1 million compared to 21.7 million for the prior-year period.
“We are pleased to see the continued signs of recovery in several of our key end markets and the benefits of our profit improvement initiatives, which are reflected in our positive results,” said Mervin Dunn, President and Chief Executive Officer of Commercial Vehicle Group. “This marks our sixth consecutive quarter of operating income improvement when excluding one-time adjustments such as restructuring and impairment charges. We are extremely pleased with these trends and remain heavily focused on continuous improvements as well as global growth initiatives for the future,” added Mr. Dunn.
Revenues for the quarter compared to the prior-year period increased by approximately $40.1 million, or 36.2%, due primarily to the increase in the Company’s OEM construction, truck and military end markets and operating income for the quarter increased by approximately $12.9 million compared to the prior-year period. The third quarter results include a gain of approximately $1.0 million related to the mark to market of the Company’s foreign exchange contracts.
As of September 30, 2010, the Company reported a positive cash balance of $43.8 million and an additional $20.1 million of borrowing availability as there were no borrowings under its revolving credit facility during the quarter.
“Our positive financial achievements through the third quarter of 2010 are evidenced by the improvement in our quarterly operating income of approximately $12.9 million on $40.1 million of incremental revenues versus last year,” said Chad M. Utrup, Chief Financial Officer of Commercial Vehicle Group. “We believe the continued improvement in our operating performance combined with our positive cash and liquidity position puts us in a strong position as we move forward,” added Mr. Utrup.
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The Company currently expects North American class 8 production units to be approximately 155 thousand for the full year 2010 and in the range of 220 to 230 thousand units for 2011. The Company is not providing revenue or earnings estimates; however, it does not expect to be required to comply with any financial covenant requirements for the full year 2010 at this time.
A conference call to review third quarter results is scheduled for Thursday, November 4, 2010, at 10:00 a.m. ET. To participate, dial (888) 680-0894 using access code 92336207. You can pre-register for the conference call and receive your pin number at:
https://www.theconferencingservice.com/prereg/key.process?key=PURBJJAH8
This call is being webcast by Thomson/CCBN and can be accessed at Commercial Vehicle Group’s Web site at www.cvgrp.com.
A replay of the conference call will be available for a period of two weeks following the call. To access the replay, dial (888) 286-8010 using access code 77243634.
About Commercial Vehicle Group, Inc.
Commercial Vehicle Group is a leading supplier of fully integrated system solutions for the global commercial vehicle market, including the heavy-duty truck market, the construction and agriculture markets and the specialty and military transportation markets. The Company’s products include static and suspension seat systems, electronic wire harness assemblies, controls and switches, structures and components, interior trim systems (including instrument panels, door panels, headliners, cabinetry and floor systems), mirrors and wiper systems specifically designed for applications in commercial vehicles. The Company headquartered in New Albany, OH has operations throughout North America, Europe and Asia. Information about the Company and its products is available on the internet at www.cvgrp.com.
Forward-Looking Statements
This press release contains forward-looking statements that are subject to risks and uncertainties. These statements often include words such as “believe,” “expect,” “anticipate,” “intend,” “plan,” “estimate,” or similar expressions. In particular, this press release may contain forward-looking statements about Company expectations for future periods with respect to North American class 8 production levels, the Company’s financial covenant compliance, the Company’s financial position or other financial information. These statements are based on certain assumptions that the Company has made in light of its experience in the industry as well as its perspective on historical trends, current conditions, expected future developments and other factors it believes are appropriate under the circumstances. Actual results may differ materially from the anticipated results because of certain risks and uncertainties, including but not limited to: (i) general economic or business conditions affecting the markets in which the Company serves; (ii) the Company’s ability to develop or successfully introduce new products; (iii) risks associated with conducting business in foreign countries and currencies; (iv) increased competition in the heavy-duty truck market; (v) the impact of changes in governmental regulations on the Company’s customers or on its business; (vi) the loss of business from a major customer or the discontinuation of particular commercial vehicle platforms; (vii) the Company’s ability to obtain future financing due to changes in the lending markets or its financial position; and (viii) various other risks as outlined under the heading “Risk Factors” in the Company’s Annual Report on Form 10-K for fiscal year ending December 31, 2009. There can be no assurance that statements made in this press release relating to future events will be achieved. The Company undertakes no obligation to update or revise forward-looking statements to reflect changed assumptions, the occurrence of unanticipated events or changes to future operating results over time. All subsequent written and oral forward-looking statements attributable to the Company or persons acting on behalf of the Company are expressly qualified in their entirety by such cautionary statements.
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COMMERCIAL VEHICLE GROUP, INC. AND SUBSIDIARIES
CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS

	Three Months Ended		Nine Months Ended
	September 30,		September 30,
	2010	2009	2010	2009
	(Unaudited)	(Unaudited)	(Unaudited)	(Unaudited)
	(In thousands, except per share		(In thousands, except per share
	amounts)		amounts)
REVENUES	$150,950	$110,811	$439,706	$322,844

COST OF REVENUES	131,086	107,199	385,194	323,570

Gross Profit (Loss)	19,864	3,612	54,512	(726)

SELLING, GENERAL AND ADMINISTRATIVE EXPENSES	14,533	11,298	41,412	35,007

AMORTIZATION EXPENSE	60	98	180	292

INTANGIBLE ASSET IMPAIRMENT	—	—	—	7,000

LONG-LIVED ASSET IMPAIRMENT	—	—	—	3,445

RESTRUCTURING COSTS	162	—	1,572	1,947

Operating Income (Loss)	5,109	(7,784)	11,348	(48,417)

OTHER (INCOME) EXPENSE	(1,061)	1,211	(3,801)	(7,186)

INTEREST EXPENSE	4,418	3,989	12,839	11,299

LOSS ON EARLY EXTINGUISHMENT OF DEBT	—	459	—	1,254

EXPENSE RELATING TO DEBT EXCHANGE	—	2,902	—	2,902

Income (Loss) Before Provision (Benefit) for Income Taxes	1,752	(16,345)	2,310	(56,686)

PROVISION (BENEFIT) FOR INCOME TAXES	610	(463)	(201)	1,113

NET INCOME (LOSS)	$1,142	$(15,882)	$2,511	$(57,799)

INCOME (LOSS) PER COMMON SHARE:
Basic	$0.04	$(0.73)	$0.10	$(2.66)

Diluted	$0.04	$(0.73)	$0.09	$(2.66)

WEIGHTED AVERAGE SHARES OUTSTANDING:
Basic	27,340	21,747	25,770	21,747

Diluted	28,087	21,747	26,584	21,747

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COMMERCIAL VEHICLE GROUP, INC. AND SUBSIDIARIES
CONDENSED CONSOLIDATED BALANCE SHEETS

	September 30,	December 31,
	2010	2009
	(Unaudited)	(Unaudited)
	(In thousands, except share and per
	share amounts)
ASSETS
CURRENT ASSETS:
Cash	$43,783	$9,524
Accounts receivable, net	90,435	74,063
Inventories, net	70,397	58,051
Prepaid expenses and other, net	9,960	26,781

Total current assets	214,575	168,419

PROPERTY, PLANT AND EQUIPMENT, net	57,201	62,315
INTANGIBLE ASSETS, net	3,907	4,087
OTHER ASSETS, net	13,634	15,688

TOTAL ASSETS	$289,317	$250,509

LIABILITIES AND STOCKHOLDERS’ DEFICIT
CURRENT LIABILITIES:
Accounts payable	$66,999	$59,657
Accrued liabilities, other	33,555	32,977

Total current liabilities	100,554	92,634

LONG-TERM DEBT	165,277	162,644
PENSION AND OTHER POST-RETIREMENT BENEFITS	25,521	26,915
OTHER LONG-TERM LIABILITIES	3,634	6,081

Total liabilities	294,986	288,274

COMMITMENTS AND CONTINGENCIES
STOCKHOLDERS’ DEFICIT:
Preferred stock $.01 par value; 5,000,000 shares authorized; 27,339,930 and 22,070,531 shares issued and outstanding, respectively	274	221
Treasury stock purchased from employees; 130,674 shares, respectively	(1,090)	(1,090)
Additional paid-in capital	214,668	186,291
Retained loss	(197,335)	(199,846)
Accumulated other comprehensive loss	(22,186)	(23,341)

Total stockholders’ deficit	(5,669)	(37,765)

TOTAL LIABILITIES AND STOCKHOLDERS’ DEFICIT	$289,317	$250,509

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